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Exhibit No. 10(xiv) - Employment Agreement between MAF Bancorp, Inc. and David
Burba

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                               MAF BANCORP, INC.

                             EMPLOYMENT AGREEMENT

     This AGREEMENT, is made effective as of January 1, 1999 ("Effective Date"), by and between MAF BANCORP, INC., a Delaware corporation (the "Company") and David C. Burba ("Executive").

     WHEREAS, the Executive was previously employed by Westco Bancorp, Inc. ("Westco") and by the First Federal Savings and Loan Association of Westchester (the "Westco Subsidiary"); and

     WHEREAS, Westco has merged with and into the Company and the Westco Subsidiary has become a wholly-owned subsidiary of the Company through a merger with Mid America Bank, fsb (the "Bank"); and

     WHEREAS, the Company desires to provide for the employment of the Executive by the Company and the Bank following the Merger and the termination of his employment agreements with Westco and the Westco Subsidiary ("Westco Employment Agreements"); and

     WHEREAS, the Executive is willing to commit himself to serving the Company and the Bank on the terms and conditions herein provided;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1.   POSITION AND RESPONSIBILITIES.
          -----------------------------

     (a) Executive shall be employed as an Executive Vice President of the Company and of the Bank effective as of the date hereof for the Period of Employment as defined hereafter. The Executive shall report to the Chairman of the Board and Chief Executive Officer of the Company (the "CEO"). The Executive's duties and responsibilities shall consist of such duties and responsibilities as may from time to time be assigned to the Executive by the CEO, which duties and responsibilities shall be duties customary for an Executive Vice President of the Company or Bank and will initially involve directing and expanding the lending lines of business that Westco and the Westco Subsidiary have developed in the Lincoln Park and Lakeview areas of Chicago, representing the Company in identifying merger and acquisition candidates, maintaining the retail banking customer relationships in the Westco and Westco Subsidiary offices, representing the Bank in trade association activities and participating in the decision-making process and meetings of the Company's and Bank's senior management. The Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company and the Bank.

     (b) At the first regularly scheduled meeting of their respective Board of Directors after the Effective Date, the Company and Bank shall cause Executive to be elected to the Board of Directors of the Company and the Bank for a term expiring at the Company's 1999 Annual Meeting of Stockholders and to nominate the Executive for election at that meeting for a term
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expiring at the Company's 2002 Annual Meeting of Stockholders. Executive
acknowledges that for so long as he is an employee of the Company or the Bank, he will not be entitled to any compensation in connection with his service as a director, other than the annual retainer then paid to employee-directors. In the event he becomes a non-employee director, Executive will be entitled to such compensation, including stock option awards, as may then be paid to non-employee directors.

     2.   PERIOD OF EMPLOYMENT.  The period of the Executive's employment under
          --------------------
this Agreement (the "Period of Employment") as an Executive Vice President shall commence upon the Effective Date hereof and shall continue for a period of thirty-six (36) full calendar months thereafter.

     3.   COMPENSATION AND REIMBURSEMENT.
          ------------------------------

     (a)  Salary.  During the Period of Employment, the Bank shall pay the
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Executive the compensation specified in this Agreement for the services performed hereunder. The Bank shall pay the Executive as compensation a base salary ("Base Salary") of $205,000 per year.

     (b)  Bonuses.
          -------

          (i) In consideration of the Executive's agreement to terminate his Westco and Westco Subsidiary Employment Agreements and his entitlement to any amounts thereunder, and of his agreement to continue in the employ of the Company under the terms described in this Agreement, the Executive shall receive a retention bonus in an amount equal to $920,000, less applicable state and federal withholding taxes. The retention bonus shall be paid in three installments: the first installment of $75,000 shall, to the extent not paid by Westco or the Westco Subsidiary prior to the Effective Date, be paid no later than January 10, 1999; the second installment of $650,000 shall be paid on April 1, 1999; and the third installment of $195,000 shall be paid on April 1, 2000. The Bank shall increase the amount of the third installment by the amount of interest that would have been credited on such amount as if it had been deferred under the Bank's Executive Deferred Compensation Plan on April 1, 1999. In the event of Executive's death or termination of employment for any reason prior to the full payment of the retention bonus, the retention bonus shall be paid to the Executive or to his designated beneficiary at the dates set forth above.

          (ii) The Executive shall be eligible for consideration in 1999 and subsequent years for annual incentive bonuses on the same basis as any annual incentive bonus payable to other executives of the Company participating in Tier II of the MAF Bancorp, Inc. Annual Incentive Plan and the plans described in paragraph 3(c) below ("Comparable Executives") as determined by the Compensation Committee of the Company's Board of Directors. Executive acknowledges that under the Company's current compensation program, Comparable Executives participate in Tier II of the annual incentive and other plans and are eligible to receive annual bonuses in the range of 40% to 60% of Base Salary assuming certain safety and soundness standards are maintained and the Company's earnings performance is between target and superior, as such terms are defined under the annual incentive plan.

     (c)  Options.
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

          (i)  The Company shall grant to Executive an option to purchase
10,000 shares of Company common stock as of the Effective Date, or if later, the date in January 1999 on which the Company grants options to Comparable Executives. Such option shall be granted under the Company's 1990 Incentive Stock Option Plan (the "Incentive Plan") and shall be on the same terms and conditions as non-qualified options granted in January 1999 to Comparable Executives as part of the Company's annual option award program. The Executive shall be entitled to receive additional option grants under the Incentive Plan in each of 2000, 2001 and 2002 on the same basis as such grants are made to Comparable Executives.

          (ii) In addition, on the later of the Effective Date or the date in 1999 on which grants are made to Comparable Executives, the Executive will be eligible for consideration to receive stock option grants under the 1993 Premium Price Stock Option Plan and performance unit awards under the Company's Shareholder Value Long-Term Incentive Plan on the same basis as grants and awards are made to Comparable Executives. The Executive shall be entitled to receive additional grants and awards under these Plans in each of 2000, 2001 and 2002 on the same basis as such grants are made to Comparable Executives.

     (d)  Vacation; Fringe Benefits. During the Period of Employment, the
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Executive shall be entitled to a paid vacation, periods of absence occasioned by illness and reasonable leaves of absence, automobile allowance, and to expense reimbursement related to country club dues, participation in and attendance at professional and civic organizations, meetings and conventions, in each instance in accordance with Company policies applicable to Comparable Executives.

     (e)  Benefit Plans.  Except as set forth below, the Executive shall be
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eligible to participate in or receive benefits under any employee benefit plans of the Company and Bank including, but not limited to, profit sharing and 401(k) plans, employee stock ownership (ESOP) plans, health-and-accident plans, medical coverage or any other employee benefit plans or arrangements, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any such plan or arrangement shall be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement. In addition, Executive shall be entitled to participate in other executive benefit plans at the same level as Comparable Executives. In addition to the stock option plans and annual incentive plan described above, these plans shall include the Mid America Bank Executive Deferred Compensation Plan, the Mid America Bank Directors Deferred Compensation Plan and the Mid America Bank Supplemental Executive Retirement Plan; provided, however, that in the event of a change in control (as defined in the Deferred Compensation Plans and the Supplemental Executive Retirement Plan), the Executive shall not be entitled to receive any additional years of service credit or other incremental benefits applicable to other participants under such Plans in connection with a change in control. For purposes of vesting and eligibility to participate in such plans (but not for purposes of determining benefits thereunder), Executive shall be given credit for Executive's service with Westco and the Westco Subsidiary.

     4.   TERMINATION; NOTICE.
          -------------------

     (a) The Company may terminate the Executive's employment with the Company and the Bank at any time, with or without Cause. The Executive may terminate his employment with the Company and Bank at any time for any reason.

     (b)  As used in this Agreement, an "Event of Termination" shall mean:

          (i) the termination by the Company and the Bank of the Executive's full-time employment hereunder for any reason other than for Cause, death or Disability, or

          (ii) the voluntary termination by the Executive of employment with the Company and the Bank following a substantial breach of this Agreement by the Company or Bank which breach is not cured by the Company or Bank within thirty
(30) days following the date the Executive gives written Notice of Termination indicating the Executive's intention to voluntarily terminate employment as a result thereof.

     (c) Following the occurrence of an Event of Termination, the Bank shall continue to pay to the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and the annual incentive bonus described in paragraph 3(b)(ii) above and to continue the life, medical and other insurance benefits otherwise provided hereunder for the remainder of the Period of Employment, as if Executive's employment continued hereunder, in exchange for which the Executive shall execute and deliver to the Bank a release and settlement agreement pursuant to which the Executive shall waive any and all claims resulting from employment at or termination from the Bank other than payments or benefits which are expressly provided for in this Agreement.

     (d) The term "for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. In determining willfulness, no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Bank.

     (e) The term "Disability" shall mean the Executive's absence from his duties on a full-time basis for six (6) consecutive months as a result of his incapacity due to physical or mental illness and his failure to return to full-time performance of his duties within thirty (30) days after written notice of potential termination is given to Executive by the Company.

     (f) Any termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto and the termination shall become effective as of the "Date of Termination" with respect thereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this
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Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for the termination. The "Date of Termination" shall be

          (i) thirty (30) days after the Notice of Termination is given if the Notice of Termination is given by the Company without Cause or due to Disability, or by the Executive in the absence of a substantial breach of the Agreement; or

          (ii) the date the Notice of Termination is given if the termination is by the Company for Cause; or

          (iii) thirty (30) days after the Notice of Termination is given if the Notice of Termination is given in connection with a substantial breach of the Agreement by the Company or the Bank and such breach is not cured within such thirty (30) day period.

     5.   POST-EMPLOYMENT RESTRICTIVE COVENANTS.  The Executive's activities
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during his employment and following the termination of his employment for any reason shall be subject to the Agreement Regarding Post-Employment Restrictive Covenants attached hereto as Appendix A.

     6.   EFFECT ON PRIOR AGREEMENTS.  This Agreement contains the entire
          --------------------------
understanding between the parties hereto and supersedes any prior employment or severance compensation agreements between Executive and Westco.

     7.   MODIFICATION AND WAIVER.  This Agreement may not be modified or
          -----------------------
amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

     8.   TAX WITHHOLDING.  The Bank may withhold from any amounts payable to
          ---------------
the Executive under this Agreement to satisfy all applicable Federal, State, local or other withholding taxes. In the event the Bank fails to withhold such sums for any reason, it may require the Executive to promptly remit to it sufficient cash to satisfy all applicable income and employment withholding taxes.

     9.   ARBITRATION.  Except as expressly set forth elsewhere in this
          -----------
Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (hereinafter referred to as "grievance") involving the interpretation of this Agreement or the terms or conditions of this Agreement or the terms, conditions or termination of the Executive's employment with the Company or Bank. It is the intention of the parties that the arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. Arbitration shall be initiated by one party filing a written demand on the other party. Any demand for arbitration by the Executive shall be made within 20 days after receipt of the Notice of Termination. The arbitrator shall be chosen in accordance with the
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voluntary labor arbitration rules of the American Arbitration Association. The place of the arbitration shall be the offices of the American Arbitration Association in Chicago, Illinois. The arbitrator shall not have jurisdiction or authority to change any of the provisions of this Agreement but shall interpret or apply any clause or clauses of this Agreement. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. The parties stipulate that the provisions hereof, and the decision of the arbitrator with respect to any grievance, shall be the sole and exclusive remedy for any alleged breach of the employment relationship in which event the Company or Bank shall be entitled to seek relief in any court having jurisdiction thereof. The parties hereby acknowledge that subject to the foregoing exception, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administration agency with respect to any grievance which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of the Executive's employment under this Agreement.

     10.  MISCELLANEOUS.
          -------------

     (a) If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

     (b) The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     (c) To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     (d) Notwithstanding anything herein to the contrary, to the extent that any compensation or benefits are paid to or received by Executive from the Bank or any other subsidiary of the Company, such compensation or benefits shall be deemed to satisfy the Company's obligations hereunder.

     11.  SUCCESSORS.  This Agreement shall be binding upon and inure to the
          ----------
benefit of the Company, and its successors and Executive and his successors and assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

                          [SIGNATURE PAGE TO FOLLOW]
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     IN WITNESS WHEREOF, each of the Company and Bank have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

                              MAF BANCORP, INC.


                              By:   /s/ Allen H. Koranda
                                    ------------------------------------
                                    Allen H. Koranda
                                    Chairman and Chief Executive Officer

                              Executive:


                              /s/ David C.Burba
                              ----------------------------------------
                              David C. Burba

                                                                 Exhibit 10(xiv)

                Amendment to Employment Agreement of David Burba


The undersigned, in consideration of their mutual promises and other good and valuable consideration, hereby agree to amend the Employment Agreement of David Burba dated January 1, 1999, (the "Agreement"), as shown below. Such amendment shall be effective as of the date shown below.


Section 4(g) shall be added as follows:

Notwithstanding Section 4(c) of this Agreement, in the event it shall be determined that a payment or distribution of the type described in Sections 3(c), (e) and 4(c) to or for the benefit of the Executive by the Holding Company, any of its affiliates, or any person who acquires ownership or effective control of the Holding Company or ownership of a substantial portion of the Holding Company's assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then, except in the case of a Deminimus Excess Amount (as described below), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll or excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment).

In the event that the amount by which the present value of the Total Payments which constitute "parachute payments" (within the meaning of Section 280G of the Code)(the "Parachute Payments") exceeds three (3) times the Executive's "base amount" (within the meaning of Section 280G of the Code)(the "Base Amount") is less than 3% of the amount payable to Executive under Section 4(c) of this Agreement, such excess shall be deemed to be a Deminimus Excess Amount and the Executive shall not be entitled to a Gross-Up Payment. In such an instance, the Parachute Payments shall be reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's Base Amount; provided that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Parachute Payments (without such reduction) minus the amount of Excise Tax required to be paid by Executive thereon. The reduction required hereby shall be made by reducing the amount payable under Section 4(c) of this Agreement.

All determinations as to the portion, if any, of the Total Payments which constitute Parachute Payments, whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, the amount of any reduction, and any amounts relevant to the foregoing paragraphs of this Section 4(g) shall be made by an independent accounting firm selected by the Holding Company, which may be the accounting firm then regularly retained by the Holding Company (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Holding Company and the Executive, within five (5) days of a date of termination, if applicable, or such earlier time as is requested by the Holding Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Holding Company and the Executive. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, or as a result of a subsequent determination by the Internal Revenue Service or a judicial authority, it is possible that the Holding Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Holding Company which should not have been made ("Overpayments").
In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Holding Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Holding Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Holding Company, and otherwise reasonably cooperate with the Holding Company to correct such Overpayment, including repayment of such Overpayment to the Holding Company.


Effect of Certain Accounting Rules. The Executive acknowledges that it is in the Holding Company's and Bank's best interests to remain eligible to account for any business combination into which they may become a party under the "pooling-of-interests" method of accounting. The Holding Company does not believe that any provision of the foregoing Amendment to Employment Agreement will affect the Holding Company's or Bank's ability to so account for any business combination. Due to the uncertainties associated with the accounting rules governing the pooling-of-interests method, however, it is possible that the provisions of this Amendment may impact the Holding Company's or Bank's ability to use pooling-of-interests accounting for business combinations. Accordingly, in the event the Board of Directors determines it to be in the best interests of the Holding Company or Bank to account for a business combination under the pooling-of-interests method and, in the written opinion of the Accounting Firm referred to above, if any provision of this Amendment makes a business combination to which the Holding Company or Bank is a party ineligible for pooling-of interests accounting under the provisions of APB Opinion No. 16, as modified or amended, that but for such provision of this Amendment to Employment Agreement would otherwise be eligible for such accounting treatment, then the Holding Company and Executive agree that the terms of this Amendment shall be rescinded to the extent necessary to enable the business combination to so qualify for such accounting treatment.

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

IN WITNESS WHEREOF, the parties have executed this Amendment effective this October 26, 1999.



ATTEST:                                     MAF BANCORP, INC.


By:   /s/ Carolyn Piherra                   By:   /s/ Allen Koranda
   -------------------------------              -------------------------
    Carolyn Pihera                              Allen Koranda
    Corporate Secretary                         Chief Executive Officer


                                            EMPLOYEE


                                            By:  /s/ David Burba
                                               --------------------------
                                                David Burba

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